SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (date of earliest event reported)

                                November 29, 2001

                               Halliburton Company
             (Exact name of registrant as specified in its charter)

State or other                      Commission                IRS Employer
jurisdiction                        File Number               Identification
of incorporation                                              Number

Delaware                              1-3492                  No. 75-2677995

                               3600 Lincoln Plaza
                             500 North Akard Street
                            Dallas, Texas 75201-3391
                    (Address of principal executive offices)

                         Registrant's telephone number,
                       including area code - 214/978-2600






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         INFORMATION TO BE INCLUDED IN REPORT

Item 5.  Other Events

     The registrant may, at its option, report under this item any events, with respect to which information is not otherwise called for by this form, that the registrant deems of importance to security holders.

     Halliburton Company announced that on November 29, 2001, a Texas district court in Orange, Texas entered a judgment against its subsidiary, Dresser Industries, Inc., on a $65 million jury verdict rendered in September 2001 in favor of five plaintiffs following a trial of several weeks. Dresser believes that the trial court committed numerous errors, including the application of Alabama law and its evidentiary rulings during the trial. Additionally, the trial court denied Dresser the right to present evidence that the alleged illnesses of the plaintiffs were not caused by Dresser products, but instead could have been caused by the products of other companies which had previously settled with the plaintiffs. Dresser intends to appeal this judgement and believes that the trial evidence did not support the verdict and that its legal defenses will result in judgment on appeal in Dresser's favor.
     The same district court also entered three additional judgments against Dresser in the aggregate amount of $35.7 million in favor of 100 other asbestos plaintiffs. These judgments related to an alleged breach of purported settlement agreements signed earlier this year by a New Orleans lawyer hired by Harbison-Walker Refractories Company, which had been defending Dresser pursuant to the agreement by which Harbison-Walker was spun-off by Dresser in 1992. These settlement agreements purportedly bind Harbison-Walker Refractories Company as the obligated party, not Dresser. Dresser intends to appeal these three judgements on the grounds that it was not a party to the settlement agreements and it did not authorize anyone to settle on its behalf. Dresser believes that these judgments are contrary to applicable law and that its appeal will be successful.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HALLIBURTON COMPANY




Date:    December 3, 2001              By: /s/ Susan S. Keith
                                          --------------------------------------
                                               Susan S. Keith
                                               Vice President and Secretary





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